EXHIBIT 10.35

THE PHOENIX COMPANIES, INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

As amended and restated effective as of January 1, 2009

THE PHOENIX COMPANIES, INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

ARTICLE 1.  INTRODUCTION

   The purposes of The Phoenix Companies, Inc. Annual Incentive Plan for Executive Officers (the "Plan") are (a) to foster and promote the financial success of The Phoenix Companies, Inc. (the " Company") and its majority-owned subsidiaries (each, a "Subsidiary" and collectively, the "Subsidiaries") by motivating superior performance through use of performance-related annual incentives and (b) to enable the Company and its Subsidiaries to attract, motivate and retain the services of talented individuals whose efforts will make a significant contribution to the success of the Company and its Subsidiaries.  This Plan is hereby amended and restated effective as of January 1, 2009.

ARTICLE II.  ELIGIBILITY AND PARTICIPATION

   The Board of Directors of the Company (the "Board "), the Compensation Committee or such other committee(s) consisting of two or more members of the Board meeting the standard for "outside directors " under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") as may be appointed by the Board to administer this Plan (the "Committee") shall determine which officers of the Company are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (each, an "Executive Officer " and collectively, the "Executive Officers") shall participate in the Plan.

ARTICLE III.  ADMINISTRATION

   Section 3.1.  Powers of the Committee.  The Committee shall have the authority, subject to the terms of this Plan, to determine the terms and conditions of any and all incentive compensation opportunities made available under the Plan including, but not limited to, (a) the target and maximum amount that may become payable, (b) the applicable performance goals and (c) any additional restrictions that must be satisfied prior to an employee having a right to receive payment of any such incentive compensation.  The Committee may establish different terms and conditions for different Executive Officers and for the same Executive Officer for each opportunity such Executive Officer may receive hereunder.  The opportunities made available hereunder shall be evidenced by documentation deemed appropriate by the Committee, which may contain such terms and conditions as the Committee may determine.

   Section 3.2.  Interpretation of the Plan.  The Committee is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the provisions of the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan to carry out its provisions and purposes.

Determinations, interpretations or other actions made or taken by the Committee shall be final, binding and conclusive for all purposes and upon all persons.

   Section 3.3.  Limitation of Changing Terms and Conditions.  The terms and conditions of any incentive compensation opportunity made available to an Executive Officer shall be determined by the Committee at the time the applicable performance criteria are established, and such terms and conditions shall not be subsequently changed in a manner which would (a) be adverse to the Executive Officer without the consent of the Executive Officer to whom such incentive compensation opportunity has been made available or (b) increase, directly or indirectly, the amount payable in respect of any incentive compensation opportunity for any Executive Officer.

ARTICLE IV.  EXECUTIVE OFFICERS' INCENTIVES

   Section 4.1.  Executive Officers' Incentives.  The incentive compensation opportunities made available to Executive Officers under this Plan (each, an "Executive Officer's Incentive ") are intended to qualify as performance-based compensation under Section 162(m) of the Code, and shall be administered in a manner consistent with that intention. By such date as is determined pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee shall establish the performance goals upon which such an Executive Officer's Incentive shall be payable, if at all, with respect to such fiscal year's performance.  Any Executive Officer's Incentive shall be earned based upon the Company's performance relative to a pre-established targeted level of return on equity, which if specified by the Committee at the time that the award is made, may be determined based on such adjustments as the Committee shall determine and specify; provided, however, the Committee may select one or more different (or additional) criteria from among those listed in the next succeeding sentence as to all or any portion of the incentive opportunity made available hereunder to any Executive Officer. Should the Committee wish to employ different or additional performance criteria with respect to all or any portion of the incentive opportunity made available to any Executive Officer, such criteria shall be based on measures relating to one or more of the following: sales; revenues; earnings per share; net income; operating income; cash flow; stock price; cash operating income; risk-based capital ratio; debt to capital ratio; operating margin; assets under management; market capitalization; net assets; or any rating by a nationally recognized statistical rating organization. The performance criteria applicable to any Executive Officer's Incentive may relate to the performance of the Company, any Subsidiary , or any unit or business segment of the Company or any Subsidiary and may be measured by absolute performance or a relative comparison of entity performance to the performance of a peer group or other external measure.  At the time the performance criteria applicable to any Executive Officer's Incentive are established, the Committee shall specify the formula for determining the amount of compensation that may be earned if actual performance is less than, equal to or greater than the applicable targeted level of performance.

   Section 4.2.  Maximum Amount Payable.  The maximum amount payable to any Executive Officer in respect of an Executive Officer's Incentive shall be established by the Committee at the time at which the performance targets are established under Section 4.1, provided that in no event shall such amount exceed $5,000,000.  Notwithstanding the preceding sentence, nothing in this Section 4.2 or elsewhere in the Plan shall preclude the Committee from exercising discretion to lower the amounts payable under any Executive Officer's Incentive from the amount allowed to be paid hereunder, on any bases determined by the Committee.

ARTICLE V. GENERALLY APPLICABLE PROVISIONS

   Section 5.1.  Termination of Employment.  Payment of any incentive compensation under the Plan shall be conditioned on the continuous employment of the Executive Officer by the Company and/or one of its Subsidiaries through the date such compensation is paid, unless otherwise determined by the Committee or as specified in accordance with any applicable termination plan, policy, practice or contract of the Company or any Subsidiary.

   Section 5.2.  Payment.  If, following the end of a fiscal year, the Committee determines that the relevant performance criteria for such fiscal year have been satisfied, in whole or in part, and certifies that result, the Company shall make payment to each Executive Officer of the amount specified for such Executive Officer pursuant to the formula established with respect to such Executive Officer's Incentive (or such lesser amount as the Committee shall determine to be appropriate) no later than March 15 of the year following the end of such fiscal year .. Payment of any amount earned under the Plan shall be made in cash, unless the Committee directs that such obligation be satisfied, in whole or in part, in the form of a grant of an equity award under another plan maintained by the Company (subject to applicable law and the approval of the administrator of the applicable equity plan), but, unless the terms of such equity component are set at the time a Participant is afforded a legally binding right (within the meaning of Code section 409A) to participate in an Executive Officer Incentive under the Plan for a given fiscal year, no such equity award may be in a form that constitutes deferred compensation under Code section 409A.

   Section 5.3.  Term; Termination and Amendment.  This Plan shall be effective upon approval by the Board, provided that no amount may be paid to an Executive Officer unless the stockholders of the Company approve the Plan.  Except as expressly provided herein, the Board may terminate or amend the Plan in any respect at any time, provided that, solely to the extent required to continue to qualify Executive Officer's Incentives as other performance-based compensation for purposes of Section 162(m) of the Code, any amendment to the Plan shall be subject to the approval of the stockholders of the Company.

   Section 5.4.  No Limitation to Corporate Action.  Nothing in this Plan shall preclude the Committee, as it shall deem necessary or appropriate, from authorizing the payment to any Executive Officer of compensation outside the parameters of this Plan, including, without limitation, base salaries, awards under any other plan of the Company and/or its Subsidiaries (whether or not approved by stockholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

   Section 5.5.  Tax Withholding.  The Company and any of its Subsidiaries (as appropriate) shall have the power to withhold an amount sufficient to satisfy Federal, state and local withholding tax requirements on any award under this Plan, and the Company, or any of its Subsidiaries, as appropriate, may defer the payment of any such award until such requirements are satisfied.

   Section 5.6.  Inalienability of Interests.  No Executive Officer's interests under this Plan shall be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. This Plan is an unfunded plan and participants in this Plan shall have the status of unsecured creditors of the Company with respect to this Plan.

   Section 5.7.  Limited Effect.  Neither the establishment of this Plan nor participation in this Plan shall give an Executive Officer the right to remain in the employ of the Company or any of its Subsidiaries.  The adoption of this Plan shall have no effect on awards made or to be made or compensation paid or to be paid pursuant to other plans, policies, practices or contracts covering employees of the Company or its Subsidiaries.

   Section 5.8.  Governing Law.  All questions pertaining to the construction, validity and effect of this Plan, or to the rights of any person under this Plan, shall be determined in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

4